Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: May 3, 2011	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces First Quarter Financial Results

Overview

For the first quarter of 2011, EE reported net income of $6.8 million, or $0.16 basic and diluted earnings per share. In the first quarter of 2010, EE reported net income of $11.4 million, or $0.26 basic and diluted earnings per share.

“The financial results for the quarter reflect a reduction in earnings due to the new seasonal rates that are lower in the winter months of November through April and the increased sharing of off-system margins with our customers as provided for in our last Texas rate case” said David W. Stevens, Chief Executive Officer. “From an operations perspective, we were pleased with both the approval of a 20 year license extension for all three Palo Verde units on April 21, 2011 and the completion and commercial operation of Newman Unit 5 Phase II on April 30, 2011. These resources will assist us in ensuring future low cost energy supplies for our customers.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2011 net income relative to 2010 net income.

	Quarter Ended
	Pre-Tax Effect	After- Tax Net Income	Basic EPS
March 31, 2010		$11,449	$0.26
Changes in:
Elimination of Medicare Part D tax benefit	$-	4,787	0.11
Fossil fuel plant O&M	1,492	940	0.02
AFUDC	793	689	0.02
Retail non-fuel base revenue	(6,151)	(3,875)	(0.09)
Retained off-system sales margin	(4,443)	(2,800)	(0.07)
Depreciation and amortization	(1,652)	(1,041)	(0.02)
Taxes other than income taxes	(1,384)	(872)	(0.02)
Deregulated Palo Verde Unit 3 revenues	(1,141)	(719)	(0.02)
Other		(1,783)	(0.04)

March 31, 2011		$6,775	0.15

Change in weighted average number of shares			0.01

March 31, 2011			$0.16

First Quarter 2010

Income for the quarter ended March 31, 2011 when compared to the same period last year was positively affected by:

•

Income tax expense in 2010 to recognize a change in tax law enacted in the Patient Protection and Affordable Care Act to eliminate the tax benefit related to the Medicare Part D subsidies with no comparable tax expense in 2011.

•

Decreased fossil fuel plant O&M expense due to the timing of planned maintenance. In 2010 we had a major overhaul at Four Corners Unit 4 and a major turbine and generator inspection at Newman Unit 4. These decreases were partially offset by additional costs we incurred in 2011 associated with equipment damaged during the extraordinary winter freeze in February 2011 which had the coldest winter weather in nearly 50 years.

•

Increased AFUDC in 2011 due to higher balances of construction work in progress subject to AFUDC, which was largely related to Newman Unit 5 Phase II. Newman Unit 5 Phase II was completed and placed in service effective April 30, 2011.

Income for the quarter ended March 31, 2011 when compared to the same period last year was negatively affected by:

•

Decreased retail non-fuel base revenues in 2011 primarily due to new lower winter non-fuel base rates in Texas for small commercial and industrial customers and a 1.2% decrease in kWh sales to retail customers primarily due to milder winter weather in the first quarter of 2011 as compared to the same period in 2010.

•

Decreased off-system sales margins due to an increase in sharing of off-system sales margins with customers from 25% to 90% effective in July 2010 and, to a lesser extent, lower average market prices for power and a 9.5% decrease in MWh sales.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

•	Increased depreciation and amortization expense due to increased depreciable plant balances and higher depreciation rates effective in July 2010.
•	Increased taxes other than income taxes due to revenue-related taxes and increased property taxes.
•	Decreased revenues from retail sales of deregulated Palo Verde Unit 3 power reflecting lower proxy prices and a 6% decrease in generation at Palo Verde Unit 3 in 2011.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues decreased by $6.2 million, pre-tax, or 5.6% in the first quarter of 2011 compared to the same period in 2010 primarily due to a $6.0 million decrease in revenues from small commercial and industrial customers due to new seasonal non-fuel base rates in Texas. The seasonal rates are lower in the winter months of November to April and higher in the summer months of May to October. Retail non-fuel base revenues received from large commercial and industrial customers decreased $0.4 million due to a 3.1% decrease in kWh sales. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 8 of the Release.

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The Company shared 25% of off-system sales margins with customers and retained 75% of off-system sales margins through June 30, 2010 pursuant to rate agreements in prior years. Effective July 1, 2010, we share 90% of off-system sales margins with customers and retain 10% of off-system sales margins. Off-system sales margins were negatively impacted by power purchases required for system reliability during extremely cold weather in February 2011. As a result, retained margins from off-system sales decreased approximately $4.4 million for the quarter ended March 31, 2011 compared to the corresponding period in 2010. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales for the quarter ended March 31, 2011 and 2010:

	Quarter Ended March 31,
	2011	2010
MWh sales	767,620	847,738
Total margins (in thousands)	$1,103	$5,841
Retained margins (in thousands)	$(61)	$4,382

Capital and Liquidity

We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At March 31, 2011, common stock equity represented 48.2% of our capitalization (common stock equity, long-term debt and the current portion of long-term debt, and financing obligations). At March 31, 2011, we had a balance of $26.9 million in cash and cash equivalents, most of which was in funds invested in United States Treasury securities. We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our revolving credit facility to meet all of our anticipated cash requirements through 2011 based on current projections.

Cash flows from operations for the three months ended March 31, 2011 were $22.4 million compared to $25.5 million in the corresponding period in 2010. The primary factor affecting the decreased cash flow were payments of $14.7 million in the first quarter of 2011 to fund our pension and other post-retirement employee benefit plans for the entire year of 2011compared to $2.7 million in funding in the first quarter of 2010, partially offset by an increase in net cash payments from operations.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

During the three months ended March 31, 2011, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel, and the repurchase of common stock. Capital requirements for new electric plant were $45.4 million for the three months ended March 31, 2011 compared to $47.1 million for the three months ended March 31, 2010.

During the first quarter of 2011, we repurchased 586,911 shares of common stock in the open market at an aggregate cost of $16.7 million as authorized under our 2010 Plan. On March 21, 2011, the Board of Directors authorized additional repurchases of up to 2.5 million shares of the Company’s outstanding common stock (the “2011 Plan”). As of March 31, 2011, 2,589,360 shares remain available for repurchase under our stock repurchase program. The Company currently expects to continue to repurchase shares in the open market from time to time.

We maintain a $200 million revolving credit facility for interim financing of construction and operations including the financing of nuclear fuel through the Rio Grande Resources Trust (“RGRT”). RGRT is the trust through which we finance our portion of nuclear fuel for Palo Verde and is consolidated in the Company’s financial statements. The revolving credit facility has a term ending September 2014, and EE may request that the facility be increased up to $300 million during the term of the facility subject to the lenders agreement. The terms of the agreement provide that amounts we borrow under the facility may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by RGRT was $123.0 million at March 31, 2011 of which $13.0 million had been borrowed under the revolving credit facility and $110 million was borrowed through senior notes. Borrowings by RGRT for nuclear fuel were $118.1 million as of March 31, 2010, including accrued interest and fees, all of which was borrowed under the revolving credit facility then in effect. Interest costs on borrowings to finance nuclear fuel are accumulated by RGRT and charged to EE as fuel is consumed and recovered through fuel recovery charges. No borrowings were outstanding under the revolving credit facility at March 31, 2011 for working capital or general corporate purposes.

On April 28, 2011, the Board of Directors declared a quarterly cash dividend of $0.22 per share payable on June 30, 2011 to shareholders of record on June 15, 2011. We expect to pay quarterly cash dividends of approximately $27 million during 2011.

Palo Verde License Extension

On April 21, 2011, the Nuclear Regulatory Commission granted extensions in the operating licenses for all three units at Palo Verde. The operating licenses for the nuclear power plants will now expire on June 1, 2045 for Unit 1, April 24, 2046 for Unit 2, and November 25, 2047 for Unit 3.

2011 Earnings Guidance

We are providing updated earnings guidance for 2011 of a range of $2.10 to $2.50 per basic share. The increase to the earnings guidance range from the previously disclosed range of $2.00 to $2.40 per basic share is primarily due to a settlement in our transmission dispute with Tucson Electric Power, which is subject to approval by the Federal Energy Regulatory Commission. The settlement provides for a one-time payment related to prior periods which will increase 2011 earnings by $0.07 per share. Additionally, we will receive on-going transmission revenues of approximately $0.9 million annually.

Conference Call

A conference call to discuss first quarter 2011 earnings is scheduled for 10:30 a.m. Eastern Time, May 3, 2011. The dial-in number is 866-261-3182 with a conference ID of 1524392. The conference leader will be Steven P. Busser, Vice President – Treasurer of EE. A replay will run through May 17, 2011 with a dial-in number of 866-837-8032 and a conference ID of 1524392. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE’s sales and profitability; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) the size of our construction program and our ability to complete construction on budget and on time; (vi) costs at Palo Verde; (vii) deregulation and competition in the electric utility industry; (viii) possible increased costs of compliance with environmental or other laws, regulations and policies; (ix) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (x) uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets; and (xi) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended March 31, 2011 and 2010

(In thousands except for per share data)

(Unaudited)

	2011	2010	Variance
Operating revenues, net of energy expenses:
Base revenues	$104,562	$110,470	$(5,908	) (a)
Off-system sales margins, net of sharing	(61)	4,382	(4,443)
Deregulated Palo Verde Unit 3 proxy market pricing	3,940	5,081	(1,141)
Other	6,438	6,295	143

Operating Revenues Net of Energy Expenses	114,879	126,228	(11,349)

Other operating expenses:
Other operations and maintenance	43,754	42,191	1,563
Palo Verde operations and maintenance	22,589	22,407	182
Taxes other than income taxes	13,127	11,743	1,384
Other income (deductions)	1,940	741	1,199

Earnings Before Interest, Taxes, Depreciation and Amortization	37,349	50,628	(13,279	) (b)

Depreciation and amortization	20,936	19,284	1,652
Interest on long-term debt	13,498	12,201	1,297
AFUDC and capitalized interest	6,156	4,335	1,821
Other interest expense	297	40	257

Income Before Income Taxes	8,774	23,438	(14,664)

Income tax expense (c)	1,999	11,989	(9,990)

Net Income	$6,775	$11,449	$(4,674)

Basic Earnings per Share	$0.16	$0.26	$(0.10)

Diluted Earnings per Share	$0.16	$0.26	$(0.10)

Weighted average number of shares outstanding	42,308	43,739	(1,431)

Weighted average number of shares and dilutive potential shares outstanding	42,617	43,864	(1,247)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.4 million and $15.8 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(c)	Income tax expense for the quarter ended March 31, 2010 includes a charge of $4,787 related to the Patient Protection and Affordable Care Act which required the elimination of the tax benefit associated with the Medicare Part D subsidies beginning in 2013.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Three Months Ended March 31, 2011 and 2010

(In thousands and Unaudited)

	2011	2010
Cash flows from operating activities:
Net income	$6,775	$11,449
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	20,936	19,284
Deferred income taxes, net	12,291	11,059
Other	13,465	8,178
Change in:
Net recovery (deferral) of fuel revenues	(1,193)	(6,000)
Other (a)	(29,916)	(18,435)

Net cash provided by operating activities	22,358	25,535

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(45,388)	(47,145)
Cash additions to nuclear fuel	(14,228)	(15,739)
Decommissioning trust funds	(3,235)	(2,850)
Other	(3,058)	(2,173)

Net cash used for investing activities	(65,909)	(67,907)

Cash flows from financing activities:
Repurchase of common stock	(16,675)	(4,089)
Financing obligations	8,248	11,114
Other	(301)	(78)

Net cash provided by (used for) financing activities	(8,728)	6,947

Net decrease in cash and cash equivalents	(52,279)	(35,425)

Cash and cash equivalents at beginning of period	79,184	91,790

Cash and cash equivalents at end of period	$26,905	$56,365

(a)	2011 includes funding of $14.7 million to EE’s pension and other post-retirement employee benefit plans for the entire year of 2011 compared to $2.7 million in funding in the first quarter of 2010.

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2011 and 2010

Sales and Revenues Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
MWh sales:
Retail:
Residential	541,282	556,280	(14,998)	(2.7%)
Commercial and industrial, small	478,521	484,282	(5,761)	(1.2%)
Commercial and industrial, large	229,232	236,613	(7,381)	(3.1%)
Public authorities	334,969	325,557	9,412	2.9%

Total retail sales	1,584,004	1,602,732	(18,728)	(1.2%)

Wholesale:
Sales for resale	11,653	9,180	2,473	26.9%
Off-system sales	767,620	847,738	(80,118)	(9.5%)

Total wholesale sales	779,273	856,918	(77,645)	(9.1%)

Total MWh sales	2,363,277	2,459,650	(96,373)	(3.9%)

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$44,977	$44,835	$142	0.3%
Commercial and industrial, small	33,214	39,199	(5,985)	(15.3%)
Commercial and industrial, large	8,801	9,213	(412)	(4.5%)
Public authorities	17,020	16,916	104	0.6%

Total retail non-fuel base revenues	104,012	110,163	(6,151)	(5.6%)
Wholesale:
Sales for resale	550	307	243	79.2%

Total non-fuel base revenues	104,562	110,470	(5,908)	(5.3%)
Fuel revenues:
Recovered from customers during the period (a)	25,863	38,033	(12,170)	(32.0%)
Under (over) collection of fuel	1,038	(5,690)	6,728	-
New Mexico fuel in base rates	16,369	15,829	540	3.4%

Total fuel revenues	43,270	48,172	(4,902)	(10.2%)
Off-system sales	21,366	38,703	(17,337)	(44.8%)
Other	6,914	6,823	91	1.3%

Total operating revenues	$176,112	$204,168	$(28,056)	(13.7%)

Off-system sales (in thousands):
Gross margins	$1,103	$5,841	$(4,738)	(81.1%)
Retained margins	(61)	4,382	(4,443)	-

Average number of retail customers:
Residential	334,832	329,734	5,098	1.5%
Commercial and industrial, small	37,064	36,547	517	1.4%
Commercial and industrial, large	50	48	2	4.2%
Public authorities	4,536	4,965	(429)	(8.6%)

Total	376,482	371,294	5,188	1.4%

Number of retail customers (end of period):
Residential	335,756	330,374	5,382	1.6%
Commercial and industrial, small	37,363	36,697	666	1.8%
Commercial and industrial, large	50	48	2	4.2%
Public authorities	4,897	4,961	(64)	(1.3%)

Total	378,066	372,080	5,986	1.6%

Weather statistics			10 Yr Average

Heating degree days	1,265	1,396	1,224
Cooling degree days	41	9	22

(a)	Excludes $11.8 million of refunds in 2010 related to Texas deferred fuel revenues for prior periods.

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2011 and 2010

Generation and Purchased Power Statistics

			Increase (Decrease)
	2011	2010	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,329,807	1,280,312	49,495	3.9%
Four Corners	166,971	120,409	46,562	38.7%
Gas plants (a)	467,994	552,802	(84,808)	(15.3%)

Total generation	1,964,772	1,953,523	11,249	0.6%
Purchased power	561,928	610,023	(48,095)	(7.9%)

Total available energy	2,526,700	2,563,546	(36,846)	(1.4%)
Line losses and Company use (a)	163,423	103,896	59,527	57.3%

Total MWh sold	2,363,277	2,459,650	(96,373)	(3.9%)

Palo Verde capacity factor	98.9%	95.6%	3.3%
Four Corners capacity factor	84.2%	54.8%	29.4%

(a)	2011 gas plant generation excludes 149,340 MWhs related to pre-commercial testing of Newman Unit 5 Phase II. Newman Unit 5 Phase II began commercial operation on April 30, 2011.

El Paso Electric Company and Subsidiary

Financial Statistics

At March 31, 2011 and 2010

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2011	2010

Cash and cash equivalents	$26,905	$56,365

Common stock equity	$802,738	$732,578
Long-term debt, net of current portion	849,758	739,709
Financing obligations, net of current portion	-	78,001

Total capitalization	$1,652,496	$1,550,288

Current portion of long-term debt and financing obligations	$12,951	$40,111

Number of shares - end of period	42,106,995	43,760,031

Book value per common share	$19.06	$16.74

Common equity ratio	48.2%	46.1%
Debt ratio	51.8%	53.9%